Comcast Corporation
October 4, 2004

[JPMorgan Letterhead]

October 4, 2004

STRICTLY CONFIDENTIAL

Comcast Corporation
1500 Market Street
Philadelphia, PA 19102-2148

Attention:	Mr. William E. Dordelman
Vice President--Finance

Dear Bill:

   Reference is made to the Engagement Letter between J.P. Morgan Securities Inc. (“JPMorgan”) and Comcast Corporation (collectively with its subsidiaries and affiliates, the “Company”) dated as of July 21, 2004 (the “Original Engagement Letter”). JPMorgan and Comcast desire to enter into this amended and restated engagement letter, which amends and restates the Original Engagement Letter to provide for the payment of the amounts set forth in Section 2 below. In consideration of such premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, JPMorgan and Comcast hereby agree to amend and restate the Original Engagement Letter to read as set forth below. All subsequent references herein to the “Engagement Letter” shall be references to the Original Engagement Letter, as amended and restated hereby.

   Pursuant to our recent discussions, we are pleased to confirm the arrangements under which JPMorgan is engaged by Comcast to act (a) as its sole and exclusive financial advisor in connection with the structuring, analysis and consideration of various alternative potential Transactions (as defined in Section 1 below) to be undertaken by the Company and (b) as the sole and exclusive underwriter and sole and exclusive counterparty in connection with any Transaction.

      Section 1.      Engagement and Designation. (a) During the term of this agreement we will:

     (1)      together with the Company’s legal counsel and tax and accounting advisors, assist the Company in identifying and evaluating the relative merits and feasibility of one or more potential Transactions;

     (2)      assist and participate in (together with the Company’s legal counsel and tax and accounting advisors) correspondence and discussions regarding the structure and feasibility of any such Transaction with the appropriate U.S. regulators (including, but not limited to, the Internal Revenue Service and the Securities and Exchange Commission); and

     (3)      act as the sole underwriter and sole counterparty in connection with any purchase or sale of securities pursuant to or as part of any such Transaction.

     “Transaction” means (x) any Company-sponsored hedging or equity derivative transaction pursuant to which compensatory employee stock options on the Company’s Class A common stock, $0.01 par value (the “Class A Common Stock”) or the Company’s Class A special common stock, $0.01 par value (the “Special Common Stock”) are sold or otherwise transferred by individuals that hold such options and who are not employees of the Company at such time (“Holders”) and purchased by any party other than the Company, (y) any hedging or equity derivative transaction pursuant to which compensatory employee stock options on the Class A Common Stock or the Special Common Stock are sold by Holders, purchased by the Company and subsequently resold (with or without amendment) by

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Comcast Corporation
October 4, 2004

the Company to a third party or (z) any transaction that is economically substantially equivalent to any transaction described in the foregoing clause (x) or (y).

     (b)      The Company and JPMorgan agree that the Standard Terms and Conditions attached hereto form an integral part of this agreement and are hereby incorporated herein by reference in their entirety.

     (c)      The Company acknowledges and agrees that the above is neither an express nor implied commitment by JPMorgan to act in any capacity described in the introductory paragraph hereto or to purchase securities, or to provide or be responsible for providing any financing or other financial services, which commitment shall be set forth only in a separate written agreement in customary form for the services being provided.

     (d)      The parties hereto agree and acknowledge that unless specifically covered by a separate agreement setting forth such arrangement, the provisions of Section 1 of the Standard Terms and Conditions shall apply to any Transaction entered into between JPMorgan and the Company.

     Section 2.      Compensation. The fees payable by the parties hereto in connection with the services described in Section 1 and potential Transactions contemplated hereby shall be as follows:

     (a)      upon the closing of a Transaction, if the aggregate purchase price paid by JPMorgan to the Company for the options sold by the Company to JPMorgan pursuant to the terms of such Transaction (the “Purchase Price”) is less than $40,000,000, JPMorgan shall pay to the Company an amount equal to 0.75% of the difference between $40,000,000 and the Purchase Price (it being understood and agreed that such payment shall be non-refundable); and

     (b)      upon the closing of a Transaction, if the Purchase Price is greater than $40,000,000, the Company shall pay to JPMorgan an execution fee equal to 0.75% of the difference between the Purchase Price and $40,000,000 (it being understood and agreed that such payment shall be non-refundable).

     Section 3.      Expenses and Payments. (a) All amounts payable under this agreement (including the Standard Terms and Conditions) shall be paid in immediately available funds in U.S. dollars, without setoff and without deduction for any withholding, value-added or other similar taxes, charges, fees or assessments.

     (b)      Each of the parties hereto agrees and acknowledges that it shall be responsible for fees and expenses of its own counsel and other professional advisors and its own travel costs, document production expenses and other similar expenses.

     Section 4.      Term. This agreement will be effective as of the date hereof (the “Effective Date”) and will expire on the date eighteen months after the Effective Date. Our services hereunder may be earlier terminated with or without cause by us at any time and without liability or continuing obligation to you; provided that the provisions of Sections 2, 3 and 5 hereof and Sections 1, 2, 3 and 4 of the Standard Terms and Conditions shall survive any termination or expiration of this agreement.

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Comcast Corporation
October 4, 2004

     If the terms of our engagement as set forth in this agreement (including the attached Standard Terms and Conditions) are satisfactory, kindly sign the enclosed copy of this Engagement Letter and return it to the undersigned. We look forward to working with the Company on this assignment.

       Very truly yours,

J.P. MORGAN SECURITIES INC.

/s/ Christopher Bishko

Name: Christopher Bishko Title: Vice President

Comcast Corporation
October 4, 2004

Accepted and Agreed As Of
The Date First Written Above:

COMCAST CORPORATION

By: /s/ William E. Dordelman
Name: William E. Dordelman
Title: Vice President—Finance

Enclosure

Comcast Corporation
October 4, 2004

STANDARD TERMS AND CONDITIONS

The following general terms and conditions shall be incorporated by reference into the engagement letter dated October 4, 2004 between Comcast Corporation and J.P. Morgan Securities Inc. to which these terms are attached (the “Engagement Letter”). Capitalized terms used below without definition shall have the meanings assigned to them in the Engagement Letter, and any references herein to the “Agreement” shall mean the Engagement Letter together with these Standard Terms and Conditions.

     Section 1. Indemnification and Contribution.

     (a) The Company agrees (i) to indemnify and hold harmless JPMorgan and its affiliates, and the respective directors, officers, agents, and employees of JPMorgan and its affiliates (JPMorgan and each such entity or person being referred to as an “Indemnified Person”), from and against any losses, claims, demands, damages or liabilities of any kind (collectively, “Liabilities”) relating to or arising out of activities performed or services furnished pursuant to the Agreement or JPMorgan’s role in connection therewith for which indemnification is not provided pursuant to the registration agreement, dated as of the date hereof, to be entered into by and among JPMorgan Chase Bank, the Company and JPMorgan, or the program agreement, dated as of the date hereof, to be entered into by and between the Company and JPMorgan Chase Bank, and (ii) to reimburse each Indemnified Person for all reasonable expenses (including reasonable fees and disbursements of counsel) incurred by such Indemnified Person in connection with investigating, preparing or defending any investigative, administrative, judicial or regulatory action or proceeding in any jurisdiction related to or arising out of such activities, services or role not otherwise excluded above, whether or not in connection with pending or threatened litigation to which any Indemnified Person is a party, in each case as such expenses are incurred or paid. The Company will not, however, be responsible for any such Liabilities or expenses to the extent that they are finally judicially determined to have resulted primarily from JPMorgan’s bad faith, gross negligence or willful misconduct. The Company also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company or any of its securityholders or creditors for or in connection with such activities, services or role, except to the extent that any such Liabilities or expenses incurred by the Company are finally judicially determined to have resulted primarily from JPMorgan’s bad faith, gross negligence or willful misconduct and provided that this sentence shall not limit or restrict the Company’s rights to indemnification pursuant to the above referenced program agreement or registration agreement. In no event shall any Indemnified Person be responsible for any special, indirect or consequential damages arising out of the Agreement.

     (b) The Company shall not be liable for any settlement of any litigation or proceeding effected without its prior written consent. The Company will not, without JPMorgan’s written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any claim, action or proceeding in respect of which indemnity may be sought hereunder, whether or not any Indemnified Person is an actual or potential party thereto, unless such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Person from any liabilities arising out of such claim, action or proceeding. If the Company enters into any agreement or arrangement with respect to, or effects, any proposed sale, exchange, dividend or other distribution or liquidation of all or a significant portion of its assets in one or a series of transactions or any significant recapitalization or reclassification of its outstanding securities, the Company shall provide for the assumption of its obligations under this Section 1 by another party reasonably satisfactory to JPMorgan.

     (c) If the foregoing indemnification is unavailable or insufficient to hold an Indemnified Person harmless in respect of any Liabilities (or related expenses) referred to therein then, in lieu of indemnifying such Indemnified Person hereunder, the Company shall contribute to the amount paid or payable by such Indemnified Person as a result of such Liabilities (and related expenses) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and

Comcast Corporation
October 4, 2004

JPMorgan, on the other hand, of the Transaction (whether or not any Transaction is consummated) and also the relative fault of each of the Company and JPMorgan, as well as any other relevant equitable considerations; provided, however, that solely in the case of a claim based on any breach or alleged breach by any Indemnified Person of its obligations under federal securities laws, in no event shall the Indemnified Persons be required to contribute an aggregate amount in excess of the aggregate amount of fees actually received by JPMorgan under the Engagement Letter. For the purposes of this Agreement, the relative benefits to the Company and JPMorgan of the Transaction shall be deemed to be in the same proportion as (i) the total value paid or contemplated to be paid or received or contemplated to be received by the Company or its securityholders, as the case may be, in connection with the Transaction or Transactions that are the subject of the Engagement Letter, whether or not any such Transaction is consummated, bears to (ii) the fees paid or to be paid to JPMorgan under the Engagement Letter.

     Section 2. Financial Advisory Role, Information, Reliance, Confidentiality, etc.

     (a) The Company understands that JPMorgan is acting solely as a financial advisor, is acting as an independent contractor and is not undertaking to provide any legal, accounting or tax advice in connection with its engagement under the Agreement and that JPMorgan’s role in any due diligence will be limited solely to performing such review as it shall deem necessary to support its own advice, analysis and any role it may play as underwriter of securities and shall not be on behalf of the Company.

     (b) The Company agrees to provide to JPMorgan all information reasonably requested by JPMorgan for the purpose of its engagement under the Agreement and also to provide reasonable access to employees of the Company. JPMorgan shall be entitled to rely upon and assume, without any obligation of independent verification, the accuracy and completeness of all information that is publicly available and of all information that has been furnished to it by the Company or any other party to any Transaction or otherwise reviewed by JPMorgan, and JPMorgan shall not assume any responsibility or have any liability therefor. JPMorgan has no obligation to conduct any appraisal of any assets or liabilities.

     (c) In order to enable JPMorgan to bring relevant expertise to bear on its engagement under the Agreement from among its global affiliates, the Company agrees that JPMorgan may share information obtained from the Company hereunder with its affiliates, and may perform the services contemplated hereby in conjunction with its affiliates, and that any JPMorgan affiliates performing services hereunder shall be entitled to the benefits and subject to the terms of the Agreement. The Company agrees that, following closing of any Transaction, JPMorgan may, with the Company’s prior written consent (such consent not to be unreasonably withheld), at JPMorgan’s option and expense, place an advertisement or announcement in such newspapers and periodicals as JPMorgan may determine describing JPMorgan’s role as financial advisor to the Company. The Company agrees that any press release it may issue announcing any Transaction will contain, subject to applicable law, a reference to JPMorgan’s role as financial advisor to the Company in connection with such Transaction, and that JPMorgan shall have the right to review and pre-approve any reference to it or its role as financial advisor under the Agreement in any public statement made by the Company (such approval not to be unreasonably withheld). The Company further agrees that JPMorgan shall be identified as the Sole Bookrunner, Global Coordinator and Structuring Agent in the shelf Registration Statement filed by the Company covering the sale of the Class A Common Stock and the Special Common Stock by JPMorgan to hedge its exposure to ownership of any stock options purchased or otherwise acquired by JPMorgan pursuant to the terms and conditions of a Transaction between JPMorgan and the Company.

     (d) JPMorgan’s financial advice is intended solely for the benefit and use of the Board of Directors and management of the Company in considering the matters to which the Engagement Letter relates, is not on behalf of, and shall not confer rights or remedies upon, any shareholder or creditor of the Company or any other person, and may not be used or relied upon for any other purpose.

Comcast Corporation
October 4, 2004

     The Company agrees and acknowledges that JPMorgan’s advice, any material provided to the Company by JPMorgan regarding transferable employee stock options, and all information provided to the Company by JPMorgan relating to the application and business process of transferable employee stock options, will be deemed “Confidential Information” for purposes of this Engagement Letter. The Company will not disclose any Confidential Information to any third party in any manner without JPMorgan’s prior written approval. The Company will restrict the disclosure of any Confidential Information to employees of the Company on a need-to-know basis. The Company agrees and acknowledges that JPMorgan has filed a patent covering the structure and certain elements of a Transaction.

     JPMorgan agrees and acknowledges that any information regarding Holders or the compensatory employee stock options held by Holders that is provided to JPMorgan by the Issuer in connection with the structuring, analysis and consideration of any Transaction will be deemed “Confidential Information” for purposes of this Engagement Letter. JPMorgan will not disclose any Confidential Information to any third party in any manner without the Issuer’s prior written approval. JPMorgan will restrict the disclosure of any Confidential Information to employees of JPMorgan and its affiliates on a need-to-know basis.

     (e) Notwithstanding anything herein to the contrary, as of the date hereof, you and each of your employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of any Transaction and all materials of any kind, including opinions or other tax analyses that we have provided to you relating to such tax treatment and tax structure, provided, however, that the foregoing does not constitute an authorization to disclose the identity of JPMorgan or its affiliates, agents or advisers, or, except to the extent relating to such tax structure or tax treatment, any specific pricing terms or commercial, financial or structural information relating to any Transaction.

     Section 3. Other Business Relationships.

     (a) You understand that JPMorgan and its affiliates (collectively, “Morgan”) comprise a full service securities firm and a commercial bank engaged in securities trading and brokerage activities, as well as providing investment banking, asset management, financing, and financial advisory services and other commercial and investment banking products and services to a wide range of corporations and individuals. In the ordinary course of our trading, brokerage, asset management, and financing activities, Morgan may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of the Company or any other company that may be involved in any Transaction. Morgan recognizes its responsibility for compliance with federal securities laws in connection with such activities.

     (b) In addition, Morgan may have and may in the future have investment and commercial banking, trust and other relationships with parties other than the Company, which parties may have interests with respect to the Company or a Transaction. Although Morgan in the course of such other relationships may acquire information about any Transaction or such other parties, Morgan shall have no obligation to disclose such information, or the fact that Morgan is in possession of such information, to the Company or to use such information on the Company’s behalf. Furthermore Morgan may have fiduciary or other relationships whereby Morgan may exercise voting power over securities of various persons, which securities may from time to time include securities of the Company or others with interests with respect to a Transaction. The Company acknowledges that Morgan may exercise such powers and otherwise perform its functions in connection with such fiduciary or other relationships without regard to its relationship to the Company hereunder.

Comcast Corporation
October 4, 2004

     (c) Specifically, the Company acknowledges its understanding that certain of JPMorgan’s affiliates engaged in the venture capital business, or portfolio companies in which they have investments (such affiliates and portfolio companies, collectively, the “Morgan Purchaser”) may be potential parties to a Transaction. The Company acknowledges its understanding that the interests of the Morgan Purchaser may differ from those of the Company with respect to the timing, pricing and terms and conditions of any Transaction and otherwise, and the Company expressly waives any conflicts of interest which may result from JPMorgan’s multiple roles as advisor to the Company hereunder and as an affiliate of the Morgan Purchaser. In addition, the Company acknowledges its understanding that no advice or recommendation rendered by JPMorgan hereunder shall be deemed a representation that the Morgan Purchaser would agree to participate in a Transaction structured in accordance with such advice.

     Section 4. Miscellaneous. The Agreement may not be assigned by the Company or JPMorgan without the prior written consent of the other. The Agreement constitutes the entire understanding of the parties with respect to the subject matter thereof, supersedes all prior agreements with respect thereto, may not be amended except in writing signed by both of the parties, has been duly authorized and executed by each of the parties hereto and constitutes the legal, binding obligation of each such party. The Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflicts of law. Each of the Company and JPMorgan irrevocably and unconditionally submits to the non-exclusive jurisdiction and venue of any State or Federal court sitting in New York City over any action, suit or proceeding arising out of or relating to this Agreement. Each of the Company and JPMorgan irrevocably and unconditionally waives any objection to the laying of venue of any such action brought in any such court and any claim that any such action has been brought in an inconvenient forum. JPMorgan and the Company (on its own behalf and, to the extent permitted by law, on behalf of its shareholders) each waives any right to trial by jury in any action, claim, suit or proceeding with respect to JPMorgan’s engagement as financial advisor under the Agreement or its role in connection herewith.